Filed Pursuant to Rule 424(b)(5)
Registration No. 333-113515
Prospectus Supplement
(To Prospectus dated May 5, 2004)

The Procter & Gamble Company

€1,500,000,000 4.500% Notes due 2014
Issue price: 99.401%

Interest payable May 12

€1,000,000,000 4.875% Notes due 2027
Issue price: 99.012%

Interest payable May 11

The 2014 notes will mature on May 12, 2014, and the 2027 notes will mature on May 11, 2027. Interest on the notes will accrue from May 11, 2007. The first interest payment date for the 2014 notes will be May 12, 2008, and the first interest payment date for the 2027 notes will be May 11, 2008. The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Prospectus (as defined in “Irish Stock Exchange Information”) constitutes a base prospectus under the Prospectus Directive. “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading. Application has been made to the Irish Financial Services Regulatory Authority (the “Financial Regulator in Ireland”), as competent authority under the Prospectus Directive, for the Prospectus to be approved. Application has been made for the notes to be admitted to the official list of the Irish Stock Exchange (the “Irish Stock Exchange”) and trading on its regulated market. The listing application is subject to approval by the Irish Stock Exchange. Such approval relates to the notes which are to be admitted to trading on the regulated market of the Irish Stock Exchange or other regulated markets for the purposes of Directive 93/22/EEC or which are to be offered to the public in any Member State of the European Economic Area. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4.

		Underwriting	Proceeds
	Price to Public	Discounts	to Us

Per 2014 Note	99.401%	0.325%	99.076%

Total	€1,491,015,000	€4,875,000	€1,486,140,000

Per 2027 Note	99.012%	0.500%	98.512%

Total	€990,120,000	€5,000,000	€985,120,000

The underwriters expect to deliver the notes in book-entry form only through the facilities of Clearstream Banking, société anonyme, and, Euroclear Bank SA/NV against payment on May 11, 2007.

Joint Bookrunners
Deutsche Bank
Goldman Sachs International
JPMorgan
Morgan Stanley

Joint Lead Manager
Merrill Lynch & Co.

Senior Co-Managers

ABN AMRO	Citigroup	HSBC

Co-Managers

(2014 Notes)	(2027 Notes)
Credit Suisse	Banc of America Securities Limited
ING Wholesale Banking	Banc Bilbao Vizcaya Argentaria, S.A.
RBC Capital Markets	Mitsubishi UFJ Securities
The Royal Bank of Scotland	TD Securities

May 3, 2007

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Documents By Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or where further action for that purpose is required or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and (d) “euros” or “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended.

In connection with this issue and distribution of the notes, J.P. Morgan Securities Ltd. (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for the Company, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilisation action or over-allotment shall be conducted in accordance with all applicable laws and rules.

IRISH STOCK EXCHANGE INFORMATION

This document together with the documents appended to it (the “Prospectus”) constitutes the base prospectus prepared pursuant to Article 5.4 of the Prospectus Directive for the purposes of seeking admission of the notes to trading on the regulated market of the Irish Stock Exchange. For the avoidance of doubt, any website referred to in the Prospectus does not form part of the Prospectus nor are there any documents incorporated by reference into the Prospectus, as defined for purposes of the Irish Stock Exchange.

This document, excluding any appendices attached hereto but including those documents described in “Incorporation of Documents by Reference” as being incorporated in, and forming part of, this prospectus supplement (which includes information which may be appended hereto), together constitute the prospectus supplement (the “Prospectus Supplement”) in relation to the notes. The Prospectus Supplement has been prepared for the purpose of the offering of notes in accordance with applicable laws and regulations and as further described in “Underwriting”. The Prospectus Supplement may be circulated in accordance with such applicable laws and regulations without the Prospectus. Copies of the Prospectus may be obtained from the offices of the Irish Stock Exchange.

In contrast with the Prospectus, the Prospectus Supplement does not constitute a prospectus for the purposes of the Prospectus Directive. The Prospectus Supplement may be considered an advertisement for the purposes of Article 15 of the Prospectus Directive in certain jurisdictions in the European Economic Area.

Except where the context requires otherwise, references in this document to the Prospectus Supplement should also be read as references to the Prospectus.

The Prospectus Supplement should be read in conjunction with all documents that are or are deemed to be incorporated therein by reference. The Prospectus Supplement should be read and construed on the basis that the documents incorporated by reference are a part of the Prospectus Supplement, but the documents listed in “Incorporation of Documents by Reference” as being incorporated herein by reference (other than the Annual Report on Form 10-K for the year ended June 30, 2006) do not constitute part of the Prospectus for the purpose of the listing application to the Irish Stock Exchange, save to the extent they are appended thereto.

We accept responsibility for the information contained in this Prospectus Supplement. To the best of our knowledge and belief, the information contained in this Prospectus Supplement is in accordance with the facts and does not omit anything likely to affect the import of such information.

The financial information included in this Prospectus Supplement and the documents incorporated by reference herein and therein has not been prepared in accordance with the international accounting standards adopted pursuant to the procedure of Article 3 of Regulation (EC) No 1606/2002 and there may be material differences in the financial information had Regulation (EC) No 1606/2002 been applied to the historical financial information. See “Summary of Certain Differences Between IFRS and U.S. GAAP”.

THE COMPANY

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we manufacture and market a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

In the United States, as of June 30, 2006, we owned and operated 39 manufacturing facilities. These facilities were located in 23 different states. In addition, we owned and operated 107 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produced products for multiple business segments.

RISK FACTORS

We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our annual report and quarterly reports, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events, or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.

The following discussion of “risk factors” identifies the most significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our annual report and quarterly reports which are incorporated by reference into this document. The following discussion of risks is not all inclusive but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These factors could cause our future results to differ from those in the forward-looking statements and from historical trends.

A material change in the demand for our products could have a significant impact on our business.

We are a consumer products company and rely on continued global demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers and retail trade customers. This is dependent on a number of factors including our ability to manage and maintain key customer relationships and our ability to develop effective sales, advertising and marketing programs in an increasingly fragmented media environment. In addition, our continued success is dependent on leading-edge innovation, with respect to both products and operations. This means we must be able to obtain patents that lead to the development of products that appeal to our consumers across the world.

The ability to achieve our business objectives is dependent on how well we can respond to our local and global competitors.

Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms, as well as technological advances and patents granted to competition.

Our ability to successfully integrate key acquisitions, primarily Gillette, could impact our business results.

Since our goals include a growth component tied to acquisitions, we must be able to successfully manage and integrate key acquisitions, such as the acquisition of The Gillette Company. Specifically, we must be able to integrate acquisitions without any significant disruption to our ability to manage and execute business plans on our base businesses. In addition, our financial results could be adversely impacted if we are not able to deliver the expected cost and growth synergies associated with our acquisitions.

Our businesses face cost pressures which could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, cost of labor, foreign exchange and interest rates. Our costs in 2006 were impacted by higher commodity costs and this trend is likely to continue in 2007. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects (including outsourcing projects), sourcing decisions and certain hedging transactions. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including sole supplier and sole manufacturing plant arrangements.

We face risks associated with significant international operations.

We conduct business across the globe with a significant portion of our sales outside the United States. Economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend in part on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist and other hostile activities.

Our business is subject to regulation in the U.S. and abroad.

Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Accordingly, our ability to manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters as well as those related to the integration of Gillette and its subsidiaries) and to resolve pending matters within current estimates may impact our results.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information for the nine months ended March 31, 2007 and March 31, 2006 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report to Shareholders on Form 10-Q for the quarter ended March 31, 2007. The summary consolidated financial information for the fiscal year ended June 30, 2006 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The results for the interim period ended March 31, 2007 are not necessarily indicative of the results for the full fiscal year.

	Nine Months Ended March 31,
	2007	2006
	(amounts in millions except per share amounts)

NET SALES	$57,204	$50,380
Cost of products sold	27,210	24,231
Selling, general and administrative expense	17,945	15,849

OPERATING INCOME	12,049	10,300
Interest expense	976	819
Other non-operating income, net	429	221

EARNINGS BEFORE INCOME TAXES	11,502	9,702
Income taxes	3,430	2,916

NET EARNINGS	$8,072	$6,786

PER COMMON SHARE:
Basic net earnings	$2.51	$2.22
Diluted net earnings	$2.37	$2.10
Dividends	$0.93	$0.84
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	3,405.7	3,235.4

	As of	As of
	March 31,	June 30,
	2007	2006
	(amounts in millions)

WORKING CAPITAL	$(8,207)	$4,344
TOTAL ASSETS	$135,695	$135,695
LONG-TERM DEBT	$21,257	$35,976
SHAREHOLDERS’ EQUITY	$66,466	$62,908

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended
	March 31,
	2007		2006

Ratio of earnings to fixed charges (1)	11.3	x	11.3x

(1)	Earnings used to compute this ratio are earnings before income taxes and before fixed charges (excluding interest capitalized during the period) and after deducting undistributed earnings of equity method investees. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and one-third of all rent expense (considered representative of the interest factor).

CAPITALIZATION

The following table sets forth our and our subsidiaries’ consolidated capitalization at March 31, 2007.

March 31,
2007
(in millions of dollars
except per share
amounts)

Debt:
Commercial paper and other borrowing due within one year (1)	$12,168
Long-Term Borrowings	21,257

Total Debt (2)	33,425
Shareholders’ Equity:
Convertible Class A preferred stock, stated value $1 per share; 600,000,000 shares authorized, 147,942,265 outstanding	1,413
Non-Voting Class B preferred stock, stated value $1 per share; 200,000,000 shares authorized, none outstanding	—
Common Stock, stated value $1 per share; 5,000,000,000 shares authorized, 3,148,924,126 outstanding	3,987
Additional Paid-In Capital	58,912
Reserve for Employee Stock Ownership Plan debt retirement	(1,304)
Accumulated other comprehensive income	386
Treasury stock	(37,405)
Retained earnings	40,477

Total Shareholders’ Equity	66,466

Total capitalization	$99,891

(1)	Includes $2,629 million equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At March 31, 2007 our credit lines with banks amounted to $27.8 billion ($6.8 billion of which had been utilized as of March 31, 2007).

(2)	Total debt includes $14,549 million of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. Total debt at March 31, 2007 does not include €2,500 million of notes offered hereby.

DIRECTORS

Norman R. Augustine	Retired Chairman and Chief Executive Officer, Lockheed Martin Corporation (aerospace, electronics, telecommunications and information management). Also a Director of The Black & Decker Corporation and ConocoPhillips. Chairman: Compensation and Leadership Development Committee. Member: Innovation and Technology Committee. Director since 1989. Age 71.

Bruce L. Byrnes	Vice Chairman of the Board—P&G Household Care. Also a Director of Cincinnati Bell Inc. Director since 2002. Age 59.

Scott D. Cook	Chairman of the Executive Committee of the Board, Intuit Inc. (a software and web services firm). Also a Director of Intuit Inc. and eBay Inc. Member: Compensation and Leadership Development Committee; Innovation and Technology Committee. Director since 2000. Age 54.

Joseph T. Gorman	Retired Chairman and Chief Executive Officer, TRW Inc. (automotive, aerospace and information systems) and Chairman and Chief Executive Officer, Moxahela Enterprises LLC (venture capital). Also a Director of Alcoa Inc., Imperial Chemical Industries plc., Tonsberg Magnesium Group International AB and Vector Intersect Security Acquisition Corporation. Chairman: Finance Committee. Member: Compensation and Leadership Development Committee. Director since 1993. Age 69.

A.G. Lafley	Chairman of the Board, President and Chief Executive. Also a Director of General Electric Company and Dell Inc. Director since 2000. Age 59.

Charles R. Lee	Retired Chairman of the Board and Co-Chief Executive Officer, Verizon Communications, Inc. (telecommunication services). Also a Director of The DIRECTV Group, Inc., Marathon Oil Corporation, United Technologies Corporation and US Steel Corporation. Chairman: Governance and Public Responsibility Committee. Member: Audit Committee; Compensation and Leadership Development Committee. Director since 1994. Age 67.

Lynn M. Martin	Former Professor, J.L. Kellogg Graduate School of Management, Northwestern University and former Chair of the Council for The Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters. Also a Director of AT&T, Inc., Ryder System, Inc., Dreyfus Funds and Constellation Energy Group. Member: Finance Committee; Governance and Public Responsibility Committee. Director since 1994. Age 67.

W. James McNerney, Jr.	Chairman of the Board, President and Chief Executive Officer, The Boeing Company (aerospace, commercial jetliners and military defense systems). Also a Director of The Boeing Company. Member: Audit Committee; Finance Committee. Director since 2003. Age 57.

Johnathan A. Rodgers	President and Chief Executive Officer, TV One, LLC (media and communications). Member: Innovation and Technology Committee. Director since 2001. Age 61.

John F. Smith, Jr.	Chairman of the Board, Delta Air Lines, Inc. and retired Chairman of the Board and CEO, General Motors Corporation (automobile and related businesses). Also a Director of Delta Air Lines, Inc. and Swiss Reinsurance Company. Chairman: Audit Committee. Member: Governance and Public Responsibility Committee. Director since 1995. Age 69.

Ralph Snyderman, M.D.	Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. Also a Director of Axonyx Inc. and Cardiome Pharma Corporation. Chairman: Innovation and Technology Committee. Member: Finance Committee; Audit Committee. Director since 1995. Age 67.

Margaret C. Whitman	President and Chief Executive Officer, eBay Inc. (a global online internet company that includes online marketplaces, payments and communications). Also a Director of eBay Inc. and Dreamworks Animation SKG, Inc. Member: Compensation and Leadership Development Committee; Governance and Public Responsibility Committee. Director since 2003. Age 50.

Ernesto Zedillo	Former President of Mexico and Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. Also a Director of Alcoa Inc. Member: Finance Committee; Governance and Public Responsibility Committee. Director since 2001. Age 55.

The Board of Directors has adopted Independence Guidelines, which can be found in the corporate governance section of our corporate website, www.pg.com. The Board of Directors has determined the following Directors are independent under the New York Stock Exchange listing standards and the Independence Guidelines: Norman R. Augustine, Scott D. Cook, Joseph T. Gorman, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., John F. Smith, Jr., Ralph Snyderman, Margaret C. Whitman and Ernesto Zedillo.

In the normal course of business we and our subsidiaries had transactions with other corporations where certain Directors or nominees for Director are or were executive officers. None of the aforementioned matters was material in amount as to us, our subsidiaries or the corporations and we and our subsidiaries had no transactions in which any Director, nominee for Director or any member of the immediate family of any Director or nominee for Director had a material direct or indirect interest reportable under applicable U.S. Securities and Exchange Commission rules. Mr. Rodgers is the President and CEO of TV One, a cable television network. During the fiscal year ended June 30, 2006, we paid to TV One approximately $1,029,374 for commercial advertising time. We have not decided the exact amount of future purchases.

The business address for each of the Directors is One Procter & Gamble Plaza, Cincinnati, Ohio 45202, U.S.A.

DESCRIPTION OF THE NOTES

The following descriptions of the particular terms of the 2014 notes and the 2027 notes supplement the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.

Investors should read this section together with the section entitled “Description of Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section. We qualify the description of the notes by reference to the indenture as described below.

General

The 2014 notes:

•	will be in an aggregate initial principal amount of €1,500,000,000, subject to our ability to issue additional notes which may be of the same series as the 2014 notes as described under “—Further Issues,”

•	will mature on May 12, 2014,

•	will bear interest at a rate of 4.500% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and The Bank of New York Trust Company, N.A. (as successor-interest to J.P. Morgan Trust Company, National Association), dated as of September 28, 1992, in registered, book-entry form only,

•	will be issued in euros in denominations of €50,000 and integral multiples of €1,000 in excess thereof,

•	will be repaid at par at maturity,

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.

The 2027 notes:

•	will be in an aggregate initial principal amount of €1,000,000,000, subject to our ability to issue additional notes which may be of the same series as the 2027 notes as described under “—Further Issues,”

•	will mature on May 11, 2027,

•	will bear interest at a rate of 4.875% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and The Bank of New York Trust Company, N.A. (as successor-interest to J.P. Morgan Trust Company, National Association), dated as of September 28, 1992, in registered, book-entry form only,

•	will be issued in euros in denominations of €50,000 and integral multiples of €1,000 in excess thereof,

•	will be repaid at par at maturity,

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the prospectus under the caption “Description of Debt Securities—Restrictive Covenants.”

Application has been made to list the notes and to have the notes admitted to trading on the Irish Stock Exchange. The listing application is subject to approval by the Irish Stock Exchange. Such approval relates only to the notes which are to be admitted to trading on the regulated market of the Irish Stock Exchange or other regulated markets for the purposes of Directive 93/22/EEC or which are to be offered to the public in any Member State of the European Economic Area. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time, as described below under “Listing and General Information”. Goodbody Stockbrokers will be the listing agent for the notes in Ireland.

Interest

Interest on the notes will accrue from and include May 11, 2007 or from and include the most recent interest payment date to which interest has been paid or provided for. We will make interest payments annually on the 2014 notes on May 12 of each year, with the first interest payment on the 2014 notes being made on May 12, 2008. We will make interest payments annually on the 2027 notes on May 11 of each year, with the first interest payment on the 2027 notes being made on May 11, 2008. We will make interest payments to the person in whose name the notes are registered at the close of business 10 business days before the next interest payment date.

If the interest payment date is not a Business Day at the relevant place of payment, payment of interest will be made on the next day that is a Business Day at such place of payment. “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment, and on which the TARGET System is open for settlement of payment in euros.

Where interest is to be calculated in respect of a period which is equal to or shorter than the relevant period for which interest is to be calculated (an “Interest Period”), it will be calculated on the basis of the actual number of days in the relevant period, from and including the date from which interest begins to accrue, to, but excluding, the date on which it falls due, divided by the number of days in the Interest Period in which the relevant period falls (including the first such day but excluding the last).

Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “Taxation—United States Federal Tax Considerations” below).

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is not a United States holder (as defined under “Taxation—United States Federal Tax Considerations—United States Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a) any Taxes which would not have been so imposed but for:

(1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2) the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, Forms W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(b) any Taxes imposed by reason of the holder or beneficial owner:

(1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code (as defined in “Taxation—United States Federal Tax Considerations” below) or

(3) being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such note;

(f) any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes that would not have been imposed in respect of any notes or coupon if such note or coupon had been presented to another paying agent in a Member State of the European Union; or

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i).

For purposes of this section, the holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this Prospectus Supplement and the Prospectus, in the indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes.

Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent in a Member State of the European Union (if any) that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Tax Redemption

Except as provided below, the notes may not be redeemed prior to maturity. Unless previously redeemed or repurchased and canceled, the 2014 notes will be repayable at par, including Additional Amounts, if any, on May 12, 2014 or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the 2014 notes, and the 2027 notes will be repayable at par, including Additional Amounts, if any, on May 11, 2027 or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the 2027 notes. However, if the maturity date of the applicable notes is not a Business Day, the notes will be payable on the next succeeding Business Day and no interest shall accrue for the period from May 12, 2014 (in the case of the 2014 notes) or May 11, 2027 (in the case of the 2027 notes) to such payment date.

The notes may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice in accordance with “Notices” below, which notice shall be irrevocable, if:

(a) we have or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 3, 2007, or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this Prospectus Supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due.

Prior to the publication of any notice of redemption pursuant to this section, we will deliver to the trustee:

(1) a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and

(2) in the case of a redemption for the reasons specified in (a) or (b) above, a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

Such notice, once delivered by us to the trustee, will be irrevocable.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of either series of notes, create and issue further notes of either series ranking equally with the notes of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the notes of the corresponding series and have the same terms as to status, redemption or otherwise as the notes of the corresponding series.

Book-Entry System

We have obtained the information in this section concerning Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. You may hold your interests in the global notes in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros.

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries.

Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream, Luxembourg customer either directly or indirectly.

The Euroclear System

Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

The Euroclear System is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.

Certificated Notes

We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the trustee or we are unable to locate a qualified successor within 90 days; (2) an event of default has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this Prospectus Supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this Prospectus Supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Notices

All notices to the holders of an interest in the notes will be given by publication at least once in a newspaper in the English language of general circulation in London (which is expected to be the Financial Times) and, so long as the notes are listed on the Irish Stock Exchange and the rules of the Irish Stock Exchange so require, in a newspaper of general circulation in Ireland (which is expected to be the Irish Times) or, if publication in London or Ireland is not practicable, publication may be made in another principal city in Europe in a newspaper of general circulation. Such notices will be deemed to have been given on the date of such publication, or if published on different dates, on the first date on which publication is made in any publication in which it is required. Couponholders will be deemed for all purposes to have notice of the contents of any notices given to the holders of the notes in accordance with this paragraph.

The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

TAXATION

United States Federal Tax Considerations

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of notes. This summary applies to you only if you are a beneficial owner of the notes and you acquire the notes in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Prospectus Supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of notes that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

See “United States Federal Tax Considerations—United States Holders—Foreign Currency Considerations” below for additional consequences related to the notes being denominated in euros.

Sale, Redemption or Other Disposition of Notes

Your tax basis in your notes generally will be their cost (determined in United States dollars). You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized (determined in United States dollars) on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Federal Tax Considerations—United States Holders—Payments of Interest”); and

•	your tax basis in the notes.

Except as described below with respect to foreign currency exchange gain or loss, your gain or loss generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition, you have held the notes for more than one year. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is scheduled to increase to 20% for dispositions occurring during taxable years beginning on or after January 1, 2011. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

See “United States Federal Tax Considerations—United States Holders—Foreign Currency Considerations” below for additional consequences related to the notes being denominated in euros.

Backup Withholding

In general, “backup withholding” at a rate of 28% (which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Foreign Currency Considerations

Payments of Interest in Euros

If you use the cash method of accounting for United States federal income tax purposes, you will be required to include in your gross income the United States dollar value of the euro interest payment on the date you receive it (based on the United States dollar spot rate for euros on that date), regardless of whether you in fact convert the payment to United States dollars at that time. You will not recognize exchange gain or loss with respect to receipt of such payments.

If you use the accrual method of accounting for United States federal income tax purposes, you will be required to include in your gross income the United States dollar value of the euro amount of interest income that accrues during an accrual period. The United States dollar value of the euro amount of accrued interest income is determined by translating that income at the average United States dollar exchange rate for euros in effect during the accrual period or, if the accrual period spans two taxable years, the partial period within the taxable year. You may elect, however, to translate your accrued interest income using the United States dollar spot rate for euros on the last day of the accrual period or, if the accrual period spans two taxable years, on the last day of the taxable year. If the last day of an accrual period is within five business days of the date you receive the accrued interest, you are permitted to translate the accrued interest using the United States dollar spot rate on the date of receipt. That election must be applied consistently to all debt instruments you hold from year to year and may not be changed without the consent of the Internal Revenue Service. Prior to making that election, you should consult your own tax advisor.

If you use the accrual method of accounting for United States federal income tax purposes, you may recognize exchange gain or loss, which generally will be taxable as ordinary income or loss, with respect to accrued interest income on the date you receive the payment of that income. The amount of exchange gain or loss you recognize will be the difference, if any, between the United States dollar value of the payment in euros that you receive in respect of the accrued interest (based on the United States dollar spot rate for euros on the date you receive the payment) and the amount of income you included in respect of that accrued interest (determined as described in the preceding paragraph).

If you receive a payment of interest in United States dollars as a result of a currency conversion, then the United States dollar amount so received might not be the same as the United States dollar amount required to be recognized as interest income under the rules described above.

Exchange or Purchase of Euros

Euros received as interest on a note or on a sale or other disposition of a note generally will have a tax basis equal to its United States dollar value at the spot rate on the date you receive the euros. If you purchase euros, its tax basis will generally be its United States dollar value at the spot rate on the date of purchase. Any gain or loss recognized on a sale or other disposition of euros (including its use to purchase notes or upon exchange for United States dollars) generally will be taxable as ordinary income or loss.

Foreign Currency Gain or Loss on Sale or Other Disposition

On a sale or other disposition of your note, the amount realized will be based on the United States dollar value at the spot rate of euros on the date you receive the payment or your note is disposed of (or, in certain circumstances, on the settlement date of the transaction). The cost of your note will be based on the United States dollar value at the spot rate of the amount of euros paid to purchase the note on the date of purchase (or, in certain circumstances, on the settlement date of the purchase). Gain or loss realized upon the sale or other disposition that is attributable to fluctuations in currency exchange rates will be taxable as ordinary income or loss, which generally will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will be the difference between the United States dollar value of the euros received, determined based on the United States dollar spot rate for euros on the date the payment is received or the note is disposed of, and the United States dollar value of the amount of euros paid to purchase the note, determined based on the United States dollar spot rate for euros on the date you acquired the note. This foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by you on the sale or other disposition of the note.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note or notes and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes ) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or any paying agent of ours (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement on an IRS Form W-8 BEN (or other applicable form), which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A) us or any paying agent of ours; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or any paying agent of ours under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed written statement and provides us or any paying agent of ours with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or any paying agent of ours with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	the interest or gain is effectively connected with your conduct of a United States trade or business, and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder. However, the interest will be exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed IRS Form W-8ECI on or before any payment date to claim the exemption. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock that is entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Recently enacted legislation reduces the maximum federal estate tax over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or any paying agent of ours (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor any paying agent of ours has actual knowledge or reason to know that you are a United States holder (as described in “United States Federal Tax Considerations—United States Holders” above). However, we or any paying agent of ours may be required to report to the Internal Revenue Service and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding at a rate of 28% (which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. In circumstances where information reporting by a non-United States office of a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States person.

Payments of the proceeds from your disposition of a note made to or through the United States office of a broker is subject to information reporting and backup withholding unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge or reason to know that you are a United States person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the United States Internal Revenue Service.

European Union Directive on the Taxation of Savings Income

On July 1, 2005 a new European Union directive regarding the taxation of savings income payments came into effect. The directive obliges a Member State of the European Union (“Member States”) to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within its jurisdiction for the immediate benefit of an individual or to certain non corporate entities resident in that other Member State (or for certain payments secured for their benefit). However, Austria, Belgium and Luxembourg have opted out of the reporting requirements and are instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period commenced on July 1, 2005 and will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction for the immediate benefit of an individual or to certain non corporate entities in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain non corporate residents of those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, we are required to maintain a paying agent in a Member State that will not be obliged to withhold or deduct tax pursuant to the directive (if such a state exists).

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreements with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase (i) the principal amount of 2014 notes set forth opposite its name below at a price of 99.401% of the principal amount thereof less a combined commission of 0.325% of the principal amount thereof, plus accrued interest, if any, from May 11, 2007, and (ii) the principal amount of 2027 notes set forth opposite its name below at a price of 99.012% of the principal amount thereof less a combined commission of 0.500% of the principal amount thereof, plus accrued interest, if any, from May 11, 2007:

	Principal	Principal
	Amount of	Amount of
Underwriters	2014 Notes	2027 Notes

Deutsche Bank AG, London Branch	€180,000,000	€120,000,000
Goldman Sachs International	180,000,000	120,000,000
J.P. Morgan Securities Ltd.	180,000,000	120,000,000
Morgan Stanley & Co. International plc	180,000,000	120,000,000
Merrill Lynch International	180,000,000	120,000,000
ABN AMRO Bank N.V.	180,000,000	120,000,000
Citigroup Global Markets Limited	180,000,000	120,000,000
HSBC Bank plc	180,000,000	120,000,000
Credit Suisse Securities (Europe) Limited	15,000,000	—
ING Belgium NV/SA	15,000,000	—
Royal Bank of Canada Europe Limited	15,000,000	—
The Royal Bank of Scotland plc	15,000,000	—
Banc of America Securities Limited	—	10,000,000
Banco Bilbao Vizcaya Argentaria, S.A.	—	10,000,000
Mitsubishi UFJ Securities International plc	—	10,000,000
The Toronto-Dominion Bank	—	10,000,000

Total	€1,500,000,000	€1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this Prospectus Supplement. If all the notes of either series are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms of the notes of such series.

The notes are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each underwriter has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each underwriter has acknowledged that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers, sales and deliveries by them will be made on these terms.

Each underwriter has represented, warranted and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has agreed that:

(a) it will not underwrite the issue of, or place the notes, otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act 1995 (as amended), including, without limitation, Sections 9 and 23 thereof and any codes of conduct rules made under Section 37 thereof and the provisions of the Investor Compensation Act 1998;

(b) it will not underwrite the issue of, or place, the notes, otherwise than in conformity with the provisions of the Irish Central Bank Acts 1942 to 1999 (as amended) and any codes of conduct rules made under Section 117(1) thereof;

(c) it will not underwrite the issue of, or place, or do anything in Ireland in respect of the notes otherwise than in conformity with the provisions of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 51 of the Irish Investment Funds, Companies and Miscellaneous Provisions Act 2005, by the Irish Central Bank and Financial Services Regulatory Authority (“IFSRA”); and

(d) it will not underwrite the issue of, place or otherwise act in Ireland in respect of the notes, otherwise than in conformity with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Irish Investment Funds, Companies and Miscellaneous Provisions Act 2005 by IFSRA.

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This Prospectus Supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

Each underwriter has acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof.

It is expected that delivery of the notes will be made against payment therefore on or about May 11, 2007, which is the fifth business day following the date of this Prospectus Supplement (such settlement cycle being referred to as “T+5”). Purchasers should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $140,000.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations or foreign non-member broker or dealer which is not eligible for membership in a U.S. registered securities association which has agreed that in making any sales to purchasers within the United States it will conform to the provisions of NASD Conduct Rules 2420(a) and (b), 2730 and 2750 to the same extent as though it were a member of the NASD.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses.

VALIDITY OF THE NOTES

The validity of the notes offered hereby is being passed upon for us by Susan S. Whaley, Senior Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (London) LLP, London, England. Ms. Whaley may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson (London) LLP, and Fried, Frank, Harris, Shriver & Jacobson (London) LLP may rely as to matters of Ohio law upon the opinion of Ms. Whaley.

Fried, Frank, Harris, Shriver & Jacobson (London) LLP from time to time performs legal services for us.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this Prospectus Supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This Prospectus Supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The documents appended to the Prospectus are each of those documents referred to below. In their scrutiny and approval of the Prospectus, the Financial Regulator in Ireland has only reviewed the Prospectus for compliance with the requirements of the Prospectus Directive and has not reviewed any additional material that may be deemed to be incorporated within the Prospectus Supplement.

The Prospectus Supplement contains, or incorporates by reference, all information set forth in or appended to the Prospectus. The Prospectus contains all of the information that is contained in the Prospectus Supplement, as required by the Prospectus Directive.

The SEC allows us to ”incorporate by reference” the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying prospectus, and information in documents that we file after the date of this Prospectus Supplement and before the termination of the offering will automatically update information in this Prospectus Supplement and the accompanying prospectus.

We incorporate by reference into this Prospectus Supplement (and attach as appendices to the Prospectus):

•	our Annual Report on Form 10-K for the year ended June 30, 2006 (including portions of our Annual Report to Shareholders for the year ended June 30, 2006 incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the period ended September 30, 2006, December 31, 2006 and March 31, 2007;

•	our Current Reports on Form 8-K dated October 4, 2005, July 14, 2006, October 27, 2006 and December 15, 2006; and

•	any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this Prospectus Supplement and the accompanying prospectus.

Copies of the documents incorporated by reference will be available free of charge at our registered office and the office of the listing agent in Ireland at Goodbody Stockbrokers, Ballsbridge Park, Dublin 4 Ireland.

Notwithstanding the fact that each of the documents listed above is incorporated by reference in its entirety into this Prospectus Supplement, the following non-exhaustive cross-reference lists are included in order to enable investors to easily identify where the specific items of information listed appear in the relevant document incorporated by reference.

Annual Report on Form 10-K for the period ended June 30, 2006 (page references below refer to the Annual Report to Shareholders which is incorporated by reference in the Form 10-K)

Report of Independent Registered Public Accounting Firm	Page 23

Consolidated Financial Statements:
• Consolidated Statements of Earnings	Page 41
• Consolidated Balance Sheets	Pages 42-43
• Consolidated Statements of Shareholders Equity	Page 44
• Consolidated Statements of Cash Flows	Page 45
• Notes to Consolidated Financial Statements	Pages 46-63

Quarterly Report on Form 10-Q for the period ended September 30, 2006

Consolidated Financial Statements:
• Consolidated Statements of Earnings	Page 1
• Consolidated Balance Sheets	Page 2
• Consolidated Statements of Cash Flows	Page 3
• Notes to Consolidated Financial Statements	Pages 4 to 9

Quarterly Report on Form 10-Q for the period ended December 31, 2006

Consolidated Financial Statements:
• Consolidated Statements of Earnings	Page 1
• Consolidated Balance Sheets	Page 2
• Consolidated Statements of Cash Flows	Page 3
• Notes to Consolidated Financial Statements	Pages 4 to 10

Quarterly Report on Form 10-Q for the period ended March 31, 2007

Consolidated Financial Statements:
• Consolidated Statements of Earnings	Page 1
• Consolidated Balance Sheets	Page 2
• Consolidated Statements of Cash Flows	Page 3
• Notes to Consolidated Financial Statements	Pages 4 to 10

SUMMARY OF CERTAIN DIFFERENCES BETWEEN IFRS AND U.S. GAAP

We have prepared the financial information included in this Prospectus Supplement and certain financial information included herein using accounting principles generally accepted in the United States of America (“U.S. GAAP”), which differ in certain significant respects from International Financial Reporting Standards (“IFRS”) based on standards in effect as of June 30, 2006. A description of certain relevant accounting principles which differ materially has been provided below. This summary should not be construed as being exhaustive. Investors must rely on their own examination of us and our financial information. Investors should consult their own professional advisors for an understanding of the differences between U.S. GAAP and IFRS and how these differences might affect the financial information included herein. In addition, no attempt has been made to identify all classification, disclosure and presentation differences between U.S. GAAP and IFRS that would affect the manner in which transactions and events are presented in the financial statements or notes thereto. No attempt has been made to identify future differences between U.S. GAAP and IFRS as the result of prescribed changes in standards and regulations. In addition, regulatory bodies that promulgate U.S. GAAP and IFRS have significant projects ongoing that could affect future comparisons between U.S. GAAP and IFRS. Finally, no attempt has been made to identify all future differences between U.S. GAAP and IFRS that may affect our financial statements as a result of transactions or events that may occur in the future.

IFRS	U.S. GAAP

Principles of Consolidation

Consolidation of a subsidiary including any type of special-purpose entity (“SPE”) by the reporting entity is determined primarily based on an evaluation of whether the subsidiary is controlled by the reporting entity. Control is evaluated based on the reporting entity’s ability to govern the financial and operating policies of the subsidiary to obtain benefits.	There are two consolidation models under U.S. GAAP, the traditional model, which is based on voting control, and the variable interest model, which is based on the proportion of the subsidiary’s expected losses or returns that are absorbed by the reporting entity.

Additionally, under U.S. GAAP certain SPE (“QSPE”) are not required to be consolidated even if controlled by the reporting entity.

Income Taxes

Income taxes are calculated using the tax rates that are either enacted or “substantively enacted” at the balance sheet date.	Income taxes are calculated using enacted tax rates at the balance sheet date.

Deferred tax assets should be recognized when it is probable (i.e., more likely than not) that they will be utilized.	Deferred tax assets are recognised in full, with valuation allowances established to reduce the asset to an amount considered more likely than not to be realized.

Deferred tax assets and liabilities should be classified as non-current on the balance sheet.	U.S. GAAP requires deferred tax assets to be separated into current and non-current and reported as such in the balance sheet if an entity presents a classified balance sheet.

Deferred tax assets are recognised only if and when the stock options have intrinsic value that could be deductible for tax purposes.	Deferred tax assets are recognised based on the grant-date fair value of the stock option award.

IFRS	U.S. GAAP

Tax benefit deficiencies (the book expense is greater than the ultimate tax deduction) must be recorded as an expense in the income statement in the period of the tax deduction using the individual instrument approach as required by IFRS.	Under U.S. GAAP, the portfolio approach is required in determining the accounting treatment for tax benefit deficiencies.

Principles of Consolidation

Derivative Instruments

A derivative is defined as a financial instrument (1) whose value changes in response to changes in a specified underlying instrument, (2) requires little or no net investment and (3) is settled at a future date.	U.S. GAAP defines a derivative similarly to IFRS, however U.S. GAAP also requires that the derivative contract provide for net settlement.

IFRS requires for all hedge accounting relationships that an entity demonstrates both prospectively and retrospectively that the hedge would be highly effective.	Unlike IFRS, U.S. GAAP provides for the use of a “short- cut” (effectiveness is assumed) method for obtaining hedge accounting when certain conditions are met.

Financial Assets

IFRS allows a reporting entity to make a one-time designation at initial recognition of a financial asset or liability to record financial assets or liabilities at fair value with changes in fair value recorded in the income statement.	Under U.S. GAAP, there is not a one-time designation. Rather, financial assets are classified into one of three categories: trading, available-for-sale and held-to-maturity.

Financial assets are derecognized when the rights to the asset’s cash flows expire, the rights to its cash flows and substantially all risks and rewards are transferred or an obligation to transfer the asset’s cash flows is assumed. If an entity neither retains nor transfers substantially all the risks and rewards of ownership, derecognition is achieved if the entity has not retained control over the financial asset, or if it has retained control, derecognition is precluded up to the amount of the continuing involvement.	Under U.S. GAAP, financial assets are derecognized when an entity surrenders control over those assets. Surrender of control is generally established through the legal isolation of the financial assets.

Impairment charges on held-to-maturity or available-for-sale debt securities should be reversed in the event of recovery of the value of the security subsequent to the recording of the impairment.	Once recorded, impairment charges on held-to-maturity or available-for-sale securities cannot be reversed.

Asset Impairment

Impairment is indicated when the carrying value of an asset exceeds the greater of the	Impairment is indicated if the carrying value of an asset exceeds the undiscounted future

IFRS	U.S. GAAP

value in use (i.e., asset’s discounted future cash flows) and fair value less cost to sell. Impairment losses are recognised to the asset’s recoverable amount.	cash flows of the asset. Impairment losses are recognised as determined by the difference between the asset’s carrying value and fair value.

Impairment charges on long-lived assets, excluding goodwill, should be reversed in the event of recovery of the value of the asset subsequent to the recording of the impairment.	Once recorded, impairment on long-lived assets, including goodwill, cannot be reversed.

Business Combinations

The acquisition date is the date on which the acquirer obtains control of the acquired entity.	The acquisition date is the date on which assets are received or securities are issued.

Securities issued in connection with an acquisition are valued at their fair value on the date issued.	Securities issued in connection with an acquisition are valued at their market price over a short period (generally a few days) before and after the terms of the acquisition are agreed to and announced.

All integration costs relating to acquisitions are expensed as post-acquisition expenses.	Certain restructuring and exit costs incurred in the acquired business are treated as liabilities assumed on acquisition and taken into account in the calculation of goodwill.

Employee Benefits

IFRS requires that past service costs be recognised immediately if they are already vested or on a straight line basis until the additional benefits are vested if they do not vest immediately.	Under U.S. GAAP prior service costs should be recognised over the remaining service life of the active plan(s)’ participants or life expectancy if the majority of the participants are retirees, even if the benefits are already fully vested.

IFRS does not require the recognition of an additional minimum liability.	Unlike IFRS, U.S. GAAP requires that if the accumulated benefit obligation is greater than the carrying value of the plan assets, then a minimum liability should be recorded in the balance sheet for the unfunded accumulated pension liability. In cases where an additional minimum liability is required, the entity should record an intangible asset to the extent of the unrecognized prior service cost. Any remaining portion is recorded in equity as a component of other comprehensive income.

Intangible Assets

IFRS requires that development costs are capitalized if certain criteria are met.	In general, under U.S. GAAP development costs are expensed as incurred.

LISTING AND GENERAL INFORMATION

Listing

Application has been made for the notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its regulated market.

The Directive 2004/109/EC of the European Parliament and of the Council (2003/0045 (COD)), or the Transparency Directive, regarding the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union, such as the Irish Stock Exchange, is now required to be implemented by European Union member states. We have no obligation to maintain any listing of the notes, and we may delist the notes at any time in our sole discretion. In particular, if the Transparency Directive (or any other European or national legislation) is implemented or takes effect in Ireland in a manner that would require us to publish or produce financial statements according to accounting principles or standards that are different from U.S. GAAP, we may delist the notes. In the event that we delist the notes, we have no obligation to seek an alternative listing for the notes. Therefore, there can be no assurance that we would obtain an alternative admission to listing, trading or quotation for the notes by another listing authority, exchange or system within or outside the European Union. A delisting of the notes from the Irish Stock Exchange may have a material adverse effect on the ability of the holders of the notes to resell the notes in the secondary market.

Copies of this Prospectus Supplement, each of the documents listed under “Incorporation of Documents By Reference”, as well as all of our present and future published annual and quarterly consolidated financial statements, the Indenture, and copies of our Amended Articles of Incorporation, Regulations and Bylaws will be available for inspection at our registered office and at the main offices of our Irish paying agent located at International Financial Services Centre, Dublin 1, Ireland, where physical copies thereof may be obtained, free of charge, upon request for so long as the notes are listed on the Irish Stock Exchange.

The total expenses of the admission to trading will be paid by us.

Copies of the resolutions of our board of directors authorizing the issuance of the notes may be obtained free of charge upon request within 30 days of the date of this Prospectus Supplement at the office of the Trustee on our behalf.

We represent that there has been no material adverse change in our prospects and no significant change in our financial or trading position since June 30, 2006, which is the date to which our most recent audited accounts have been prepared, except as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated by reference therein.

We are not, and have not during the previous 12 months, been, involved in any governmental, litigation or arbitration proceedings relating to claims in amounts which may have or have had a significant effect on our financial position or profitability, nor, so far as we are aware, is any such governmental, litigation or arbitration proceedings involving it pending or threatened, except as disclosed or contemplated in this Prospectus Supplement or in the documents incorporated by reference therein.

The issuance of the notes has been authorized by our board of directors by resolutions passed on August 9, 2005.

Credit Ratings

Our Moody’s and Standard & Poor’s long-term credit ratings are Aa3 with a stable outlook and AA− with a stable outlook, respectively.

Independent Registered Public Accounting Firm

Our consolidated financial statements as of June 30, 2006 and 2005 and for each of the three years in the period ended June 30, 2006, and management’s report on the effectiveness of internal control over financial reporting as of June 30, 2006, incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP (an independent public accounting firm registered with the Public Company Accounting Oversight Board in the United States), as stated in their reports incorporated by reference into this Prospectus Supplement.

Irish Paying Agent

For so long as the notes are listed on the Irish Stock Exchange and the rules of such Exchange so require, we will maintain a paying agent for such notes in Ireland (the “Irish Paying Agent”). If the Irish Paying Agent is replaced at any time during such period, notice of the appointment of any replacement will be given to the Company Announcements Office of the Irish Stock Exchange.

ISIN

The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The ISINs and the common codes of the notes are:

	ISIN	Common Code

Notes due 2014	XS0300112108	030011210
Notes due 2027	XS0300113254	030011325

PROSPECTUS

The Procter & Gamble Company

By this prospectus, we may offer—

Debt Securities

Warrants

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. We may, from time to time, sell in one or more offerings pursuant to this prospectus up to a total dollar amount of $8,558,000,000 of any combination of our debt securities and warrants.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 5, 2004

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell in one or more offerings up to a total dollar amount of $8,558,000,000 of any combination of our debt securities and warrants.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

THE COMPANY

In this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to:

•	“Procter & Gamble,” the “Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries;

•	“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and

•	“dollars,” “$” and “U.S.$” are to United States dollars.

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, the Company manufactures and markets a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

Our business is organized into five product-based, reportable segments called Global Business Units (“GBUs”). These units are: Fabric and Home Care; Baby and Family Care; Beauty Care; Health Care; and Snacks and Beverages.

•	Fabric and Home Care includes laundry detergents, dish care, fabric enhancers and surface cleaners. Representative brands include Ariel, Tide, Dryel, Downy, Cascade, Dawn, Febreze and Swiffer.

•	Baby and Family Care includes diapers, wipes, tissue and towels. Representative brands include Pampers, Luvs, Charmin and Bounty.

•	Beauty Care includes hair care, hair colorants, skin care, cosmetics, fine fragrances, deodorants, tampons, pads and pantiliners. Representative brands include Pantene, Herbal Essences, Nice ’N Easy, Head & Shoulders, Olay, Zest, Cover Girl, Secret, Old Spice, Tampax, Always and Whisper.

•	Snacks and Beverages includes coffee, snacks, commercial services and juice. Representative brands include Folgers, Millstone, Pringles and Sunny Delight.

•	Health Care includes oral care, personal health care, pharmaceuticals and pet health and nutrition. Representative brands include Crest, Scope, Metamucil, Vicks, Actonel, Asacol, Iams and Eukanuba.

In the most recent fiscal year ended June 30, 2003, the Fabric and Home Care segment accounted for 29% of total sales and Beauty Care accounted for 28% of total sales. Baby and Family Care accounted for 23%, Health Care accounted for 13% and Snacks and Beverages accounted for 7% of total sales.

In the United States, as of June 30, 2003, the Company owned and operated 35 manufacturing facilities and leased and operated 2 manufacturing facilities. These facilities were located in 21 different states. In addition, the Company owned and operated 83 manufacturing facilities in 42 other countries. Many of the domestic and international facilities produced products for multiple business segments. Fabric and Home Care products were produced at 45 of these locations; Baby and Family Care products at 32; Health Care products at 25; Beauty Care products at 39; and Snacks and Beverages products at 11.

Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

RECENT DEVELOPMENTS

In March, 2003, the Company entered into an agreement to acquire a controlling interest in Wella AG from the majority shareholders and, in June, 2003, the Company completed a tender offer for the remaining outstanding voting class shares and preference shares. On September 2, 2003, the Company completed the previously announced purchase of the shares of Wella AG held by the majority shareholders. On September 10, 2003, the Company purchased the shares secured through the tender offer. As a result of these purchases, the Company acquired approximately 81% of the outstanding Wella shares (99% of the voting class shares and 45% of the preference shares) for a total purchase price of 4.67 billion Euros, excluding acquisition costs (approximately $5.1 billion based on actual exchange rates on the date of the transaction. The acquisition was financed by a mixture of available cash balances and debt. Wella AG is a leading beauty care company selling its products in more than 150 countries, focused on professional hair care, retail hair care and cosmetics and fragrances.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information for the years ended June 30, 2003 and 2002 has been derived from our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003. The summary consolidated financial information for the years ended June 30, 2001 and 2000 has been derived from our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The summary consolidated financial information for the year ended June 30, 1999 has been derived from our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 1999. All information is reported in U.S. dollars.

	Years Ended June 30,
	1999	2000	2001	2002	2003
	(amounts in millions, except per share data)

Operating Results:
Net sales	$38,125	$39,951	$39,244	$40,238	$43,377
Cost of products sold	21,027	21,514	22,102	20,989	22,141
Marketing, research, administrative and other expenses	10,845	12,483	12,406	12,571	13,383

Operating income	6,253	5,954	4,736	6,678	7,853
Interest expense	650	722	794	603	561
Other Income, net	235	304	675	308	238

Earnings before income taxes	5,838	5,536	4,616	6,383	7,530
Income taxes	2,075	1,994	1,694	2,031	2,344

Net earnings	3,763	3,542	2,922	4,352	5,186
Per common share:
Basic net earnings	$2.75	$2.61	$2.15	$3.26	$3.90
Diluted net earnings	$2.59	$2.47	$2.07	$3.09	$3.69
Average shares outstanding:
Basic	1,328.1	1,313.2	1,300.3	1,297.4	1,296.6
Diluted	1,446.8	1,427.2	1,405.6	1,404.9	1,401.3
Ratio of earnings to fixed charges (1)(2)	8.8	7.1	6.2	10.4	12.8
Financial Position (at period end):
Working capital (3)	$597	$5	$1,043	$(538)	$2,862
Total assets	32,192	34,366	34,387	40,776	43,706
Long-term debt	6,265	9,012	9,792	11,201	11,475
Shareholders’ equity	12,058	12,287	12,010	13,706	16,186

(1)	Earnings used to compute this ratio are earnings before income taxes and before fixed charges (excluding interest capitalized during the period) and after deducting undistributed earnings of equity method investees. Fixed charges consist of interest, whether expensed or capitalized, amortization of debt discount and expense, and one-third of all rent expense (considered representative of the interest factor).

(2)	The ratio of earnings to fixed charges for the six months ended December 31, 2003 was 16.5.

(3)	Working capital is defined as current assets less current liabilities.

Results of Operations: Year Ended June 30, 2003 Compared to the Year Ended June 30, 2002

Financial Review

Results of Operations

This financial report for the Company’s fiscal year ended June 30, 2003 has been derived from our Annual Report to shareholders for the Company’s fiscal year ended June 30, 2003.

The Company markets nearly 300 products in more than 160 countries around the world in five distinct business segments: Fabric and Home Care, Beauty Care, Baby and Family Care, Health Care and Snacks and Beverages.

The Company’s results for the fiscal year ended June 30, 2003 reflect broad-based business strength, with four of the five segments delivering top-line sales growth and all five business segments delivering profit growth.

The Company continues to make clear choices about where to play and how to win. The framework for these decisions is grounded in focus areas that include: building core categories and leading brands, growing with leading customers and in the biggest geographic markets, investing in faster-growing, higher margin businesses and building leadership in fast-growing developing markets.

Consistent with this framework, in March 2003 the Company reached an agreement with the controlling shareholders of Wella AG to acquire 77.6% of the voting class shares. In June 2003, the Company completed a tender offer for the remaining outstanding voting class shares and preference shares, securing approximately 81% of the total outstanding Wella AG shares (99% of the voting class shares and 45% of the preference shares). This acquisition closed in the first quarter of fiscal 2004. Wella AG is a leading beauty care company selling its products in more than 150 countries, focused on professional hair care, retail hair care and cosmetics and fragrances.

This framework also requires some difficult decisions, including the Company’s announcement in July 2003 to seek strategic alternatives for its Sunny Delight and Punica juice drink brands. Another example is the Company’s continuing evaluation of outsourcing arrangements in areas where the Company can leverage industry expertise and scale to obtain high quality services at a lower cost. The Company has announced plans to outsource real estate and facilities management, information technology and certain other administrative and manufacturing processes.

Volume and Net Sales

The Company achieved record sales of $43.38 billion in 2003, exceeding 2002 sales by $3.14 billion, or 8%. Volume growth of 8% was broad-based, with particular strength in Fabric and Home Care, Beauty Care and Health Care. In fact, 19 of the Company’s top 20 brands increased volume as compared to the prior year. Excluding the impacts of acquisitions and divestitures, volume was also up 8%, as the impact of the Clairol acquisition in November 2001 was offset by the impact of the Jif and Crisco spin-off in May 2002. Net sales included a favorable foreign exchange impact of 2%, as the strength of the Euro was partially offset by weakness in certain Latin American currencies. The foreign exchange impact was offset by pricing of 2% to stimulate growth and remain competitive in key categories, including the diapers, tissue, hair care, feminine care, teeth whitening and coffee. Future pricing activities will be aimed at providing value to both consumers and customers and will be influenced by competitive activity and the Company’s product initiative program.

Fiscal year 2002 sales were $40.24 billion, an increase of 3%, compared to $39.24 billion in 2001, on volume growth of 7% driven by Health Care and Beauty Care. Net sales grew less than volume due to a 1% impact for exchange effects, a 1% impact for pricing and a 2% impact for mix.

Net Earnings

Net earnings were $5.19 billion in 2003, an increase of 19% compared to $4.35 billion in 2002. Reported results included after-tax restructuring charges of $538 million in 2003 and $706 million in 2002. Increased earnings were driven by volume growth, the shift in mix to higher profit products in the Health Care and Beauty Care segments, lower restructuring costs and lower manufacturing costs as a percentage of net sales. Net earnings in 2001 were $2.92 billion, including after-tax restructuring charges of $1.48 billion. Net earnings in 2002 exceeded 2001 due to volume growth, manufacturing savings and lower restructuring charges. The restructuring program covered enrollment reductions, manufacturing consolidations and portfolio choices to scale back or discontinue under-performing businesses and initiatives and was substantially complete at June 30, 2003. It is discussed in more detail in the Restructuring Program section and Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

Diluted net earnings per share were $3.69 in 2003 compared to $3.09 in 2002 and $2.07 in 2001, including the restructuring charge impact of $0.39, $0.50 and $1.05 per share, respectively.

Operating Costs

Cost of products sold was $22.14 billion in 2003 compared to $20.99 billion in 2002 and $22.10 billion in 2001. Before-tax restructuring charges included in cost of products sold were $381 million in 2003, $508 million in 2002 and $1.14 billion in 2001. Gross margin in 2003 improved to 49.0%, an increase of 120 basis points versus the previous year. Lower restructuring costs accounted for 40 basis points of the improvement with the remainder achieved behind lower material costs and the benefits of restructuring and base business savings delivered outside the restructuring program. Gross margin of 47.8% in 2002 improved versus 43.7% in 2001, which was more significantly impacted by restructuring charges.

Marketing, research, administrative and other expense (MRA&O) was $13.38 billion in 2003 versus $12.57 billion in 2002 and $12.41 billion in 2001. MRA&O included before-tax restructuring charges of $374 million in 2003, $519 million in 2002 and $583 million in 2001. The increase in MRA&O in 2003 versus 2002 was driven by additional marketing investments behind new product launches and expansions of existing brands, including Tide with Bleach, Swiffer Duster, Crest Whitestrips and Olay Regenerist. Marketing investments were partially offset by lower research and administrative costs, reflecting savings from the Company’s restructuring program.

As a percent of net sales, MRA&O has improved with 2003 down 30 basis points to 30.9%. Marketing expenses as a percentage of net sales increased 75 basis points due to the marketing investments discussed in the preceding paragraph as well as other product launches and brand equity building activities. This was more than offset by lower research and administrative expenses as a percentage of net sales due to scale efficiencies and lower restructuring costs. MRA&O was 31.2% of net sales in 2002 versus 31.6% in 2001, with higher marketing investments more than offset by lower restructuring costs.

Non-Operating Items

Interest expense was $561 million in 2003, compared to $603 million in 2002 and $794 million in 2001. The decline in interest expense in 2003 was driven by lower interest rates and debt balances. The decline in 2002 versus 2001 was driven by lower interest rates partially offset by an increase in debt to fund the Clairol acquisition in November 2001.

Other non-operating income, which consists primarily of interest and investment income and divestitures, contributed $238 million in 2003 compared to $308 million in 2002 and

$674 million in 2001. This decline was driven by significantly lower gains from divestitures and asset sales in 2003 and 2002 versus 2001, as the Company’s activity to divest non-strategic brands declined.

The Company’s effective tax rate for 2003 was 31.1%, a reduction of 70 basis points compared to the 2002 rate of 31.8%. The effective tax rate for 2001 was 36.7%. The decline in the current year was driven primarily by the country mix impact of foreign operations, as earnings increased in countries with lower overall tax rates. The declining rate since 2001 also reflected the impact of lower restructuring charges and amortization of goodwill and indefinite-lived intangibles prior to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.”

Net Earnings Margins

Net earnings margin was 12.0% in 2003 versus 10.8% in 2002 and 7.4% in 2001. The margin increase in 2003 was primarily driven by higher volume, lower unit cost of products sold due to lower materials costs, the benefits of restructuring, as well as base business savings, and a reduction in restructuring charges. In 2002, the margin increase reflected a reduction in restructuring charges, the benefit of base and restructuring cost savings projects on both manufacturing and overhead costs and the benefits of lower interest expense.

Financial Condition

The Company’s financial condition remains solid, particularly as demonstrated by cash flow generation. One of the Company’s key focus areas is cash management, including capital spending targets, to achieve superior shareholder return.

Cash

Operating cash flow provides the primary source of funds to finance operating needs, capital expenditures and shareholder dividends. This is supplemented by additional borrowings to provide funds to finance the share repurchase program and acquisitions. The overall cash position of the Company reflects a global strategy to optimize cash management while considering offshore funding needs, liquidity management objectives and other economic considerations.

The Company continues to generate strong operating cash flow. In 2003, operating cash flow was $8.70 billion, up $958 million from $7.74 billion in 2002. The increase in 2003 was primarily driven by higher earnings. Changes in working capital also contributed, primarily behind an increase in current liabilities. Operating cash flow in 2002 was up $1.94 billion from $5.80 billion in 2001, driven by higher earnings and an increase in taxes payable, partially offset by lower depreciation and amortization charges.

Operating cash flow less capital spending, or free cash flow, was $7.22 billion for 2003, a 19% increase over the prior year. The majority of the year-over-year improvement was driven by increased earnings with lower capital spending also contributing. Free cash flow was $6.06 billion in 2002 and $3.32 billion in 2001.

Net cash used for acquisitions in 2003 was $61 million. This compares to $5.47 billion in cash used in 2002, primarily for the Clairol acquisition, and $138 million in 2001. The acquisition of Wella AG, which occurred subsequent to the 2003 fiscal year, was funded using a combination of debt and available cash balances.

Proceeds from the divestiture of certain non-strategic brands and other asset sales generated $143 million in cash flow in the current year, compared to the $227 million generated in 2002.

Divestitures in both years reflect historical levels, but represent a significant decline when compared to the $788 million generated in 2001, during the Company’s program to divest minor brands.

The Company maintains a share repurchase program and annually authorizes the purchase of shares of Company stock on the open market. A primary purpose of the program is to mitigate the dilutive impact of stock option grants, effectively prefunding the exercise obligation. Additionally, there is a discretionary component under which the Company may repurchase additional outstanding shares. Current year purchases under the combined programs were $1.24 billion, reflecting a return to historical levels, compared to $568 million in 2002 and $1.25 billion in 2001. The decline in 2002 was primarily due to cash requirements associated with the Clairol acquisition.

Common share dividends grew 8% to $1.64 per share in 2003 versus $1.52 in 2002 and $1.40 in 2001. The annual dividend rate will increase 11% to $1.82 per common share in 2004, marking the 48th consecutive fiscal year of increased common share dividend payments. Total dividend payments, to both common and preferred shareholders, were $2.25 billion, $2.10 billion and $1.94 billion in 2003, 2002 and 2001, respectively.

Total debt decreased from $14.93 billion in 2002 to $13.65 billion in 2003, a reduction of $1.28 billion. Total debt in 2001 was $12.02 billion. The decrease in 2003 was primarily due to the utilization of cash flow from operations to pay down existing balances. The increase in debt in 2002 was primarily driven by the Clairol acquisition.

Due to strong credit ratings, the Company is able to issue commercial paper at favorable rates and to readily access general bank financing. The Company’s Standard & Poor’s (S&P) and Moody’s short-term credit ratings are A-1+ and P-1, respectively.

Capital Spending

Capital spending efficiency continues to be a focus area for the Company. Total capital spending in 2003 was $1.48 billion, a decrease of $197 million compared to 2002 spending of $1.68 billion. Capital spending in 2001 was $2.49 billion. Capital spending in 2003 as a percentage of net sales was 3.4%, the lowest level in over a decade. Capital spending was 4.2% and 6.3% of net sales in 2002 and 2001, respectively. This is a result of the systemic interventions the Company has made to improve capital spending efficiencies and asset utilization and is primarily the result of lower spending in Baby and Family Care. On an ongoing basis, while there may be exceptional years when specific business circumstances, such as capacity additions, may lead to higher spending, the Company’s goal is to maintain capital spending at about 4% of net sales.

Guarantees and Other Off-Balance Sheet Arrangements

The Company does not have guarantees or other off-balance sheet financing arrangements that the Company believes could have a material impact on financial condition or liquidity.

Purchase Commitments

The Company has purchase commitments for materials, supplies, services and fixed assets as part of the normal course of business. Due to the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for either early termination or failure to purchase contracted quantities. The Company does not expect potential payments under these provisions to materially affect results of operations or financial condition. This conclusion is made based upon reasonably likely outcomes assumed by reference to historical experience and current business plans.

Liquidity

As discussed previously, the Company’s primary source of liquidity is cash generated from operations. Additionally, the Company is able to support its short-term liquidity, if necessary, through agreements with a diverse group of creditworthy financial institutions. The Company has never drawn on these facilities and does not intend to do so in the foreseeable future. However, should the facilities be needed, when combined with cash on hand, the Company believes they would provide sufficient credit funding to meet any short-term financing requirements. The Company does not have other commitments or related party transactions that are considered material to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included in this Prospectus, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this presentation, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including Wella) and completing planned divestitures (including the potential divestiture of the company’s juice business), (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including successful completion of the Company’s outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (9) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products. If the company’s assumptions and estimates are incorrect or do not come to fruition, or if the Company does not achieve all of these key factors, then the company’s actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of debt securities and warrants offered by this prospectus for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series.

General

We expect to issue the debt securities under an indenture, dated as of September 28, 1992, between us and J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, National Association, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 1 Bank One Plaza, Suite IL1-0823 Chicago, Illinois 60670. At our option, however, payment of interest may be made by:

•	wire transfer on the date of payment in immediately available federal funds or next day funds to an account specified by written notice to the trustee from any holder of debt securities;

•	any similar manner that the holder may designate in writing to the trustee; or

•	check mailed to the address of the holder as it appears in the security register. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities and warrants which are considered to be issued as “investment units”. Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If we or any Domestic Subsidiary shall incur, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property or on any shares of stock or debt of any Domestic Subsidiary, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 5% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1) Mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time the corporation becomes a Domestic Subsidiary;

(2) Mortgages in favor of us or a Domestic Subsidiary;

(3) Mortgages in favor of U.S. governmental bodies to secure progress or advance payments;

(4) Mortgages on property, shares of stock or debt existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction cost Mortgages; and

(5) any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (4), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 120 days prior to the transaction, unless

•	we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding or

•	we, within 120 days, apply to the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction

•	between us and a Domestic Subsidiary,

•	between Domestic Subsidiaries or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

Definitions Applicable to Covenants

The term “Attributable Debt” means the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means the total amount of assets, less applicable reserves and other properly deductible items, after deducting (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as described on our and our consolidated subsidiaries’ most recent balance sheet and computed in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount of Debt.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 3/4 of 1% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is a pollution control or other facility financed by obligations issued by a state or local governmental unit pursuant to Section 103(b)(4)(E), 103(b)(4)(F) or 103(b)(6) of the Internal Revenue Code of 1954, or any successor provision thereof, or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.

Events of Default

Any one of the following are events of default under the indenture with respect to debt securities of any series:

(1) our failure to pay principal of or premium, if any, on any debt security of that series when due;

(2) our failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3) our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4) our failure to perform any other of our covenants in the indenture, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5) certain events involving bankruptcy, insolvency or reorganization; and

(6) any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver”.

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	our obligation to register the transfer or exchange of debt securities of the series,

•	our obligation to replace stolen, lost or mutilated debt securities of the series,

•	our obligation to maintain paying agencies,

•	our obligation to hold monies for payment in trust and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

We may defease a series of debt securities only if, among other things:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, and

•	we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the debt securities of the series, if then listed on the New York Stock Exchange, will not be delisted as a result of the deposit, defeasance and discharge. (Section 403)

Defeasance of Covenants and Events of Default

We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that

•	the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders of the debt securities of the series will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred, and

•	the debt securities of the series, if then listed on the New York Stock Exchange, will not be delisted as a result of the deposit and defeasance. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default”, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.

Modification and Waiver

Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least 66 2/3% in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities as required by “Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect.

The holders of at least 66 2/3% in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease our assets as an entirety to another entity.

We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

Regarding the Trustee

J.P. Morgan Trust Company, National Association, successor in interest to Bank One Trust Company, National Association, is the trustee under the indenture. J.P. Morgan Trust Company is also a depositary of Procter & Gamble and has performed other services for us and our subsidiaries in the normal course of its business.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants offered by any prospectus supplement and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the prospectus supplement relating to the offered warrants.

We may issue the following types of warrants:

•	warrants for the purchase of debt securities,

•	warrants to buy or sell government debt securities, which are debt securities of or guaranteed by the United States,

•	warrants to buy or sell foreign currencies, currency units or units of a currency index or currency basket,

•	warrants to buy or sell units of a stock index or stock basket and

•	warrants to buy and sell a commodity or a commodity index.

We may issue warrants independently or together with any debt securities offered by any prospectus supplement. Warrants may be attached to or separate from any debt securities. The warrants will be settled either through physical delivery or through payment of a cash settlement value as described below and in any applicable prospectus supplement.

Warrants will be issued under a warrant agreement to be entered into between Procter & Gamble and a bank or trust company, as warrant agent, all as described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants.

We have filed a copy of the form of warrant agreement, including the form of warrant certificate, as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the form of warrant agreement are not complete. You should read the form of warrant agreement for a more complete understanding of the provisions described in this section. The warrant agreement itself, not this description or the description in the prospectus supplement, defines your rights as a holder of warrants.

Terms

The prospectus supplement will describe the following terms of the offered warrants:

•	the offering price;

•	the currency, currency unit, currency index or currency basket based on or relating to currencies for which warrants may be purchased;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	whether the warrant certificates will be issuable in definitive registered form or global form or both;

•	federal income tax consequences;

•	whether the warrant is for debt securities, government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets,

commodities, commodity indices or another index or reference as described in the prospectus supplement; and

•	any other terms of the warrants, including any terms which may be required or advisable under United States laws or regulations.

Warrants to Purchase Debt Securities

If the offered warrants are to purchase debt securities, the prospectus supplement will also describe

•	the designation, total principal amount, currency, currency unit or currency basket of denomination and other terms of the debt securities purchasable upon exercise of the offered warrants;

•	the designation and terms of the debt securities with which the offered warrants are issued and the number of offered warrants issued with each debt security;

•	the date on and after which the offered warrants and the related debt securities will be separately transferable; and

•	the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which and currency, currency unit or currency basket in which such principal amount of debt securities may be purchased upon exercise.

Warrants to Buy or Sell Government Debt Securities or Foreign Currencies

If the offered warrants are to buy or sell government debt securities or a foreign currency, currency unit, currency index or currency basket, the offered warrants will be listed on a national securities exchange and the prospectus supplement will describe

•	the amount and designation of the government debt securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each offered warrant,

•	whether the offered warrants provide for cash settlement or delivery of the government debt securities or foreign currency, currency unit, units of the currency index or currency basket upon exercise, and

•	the national securities exchange on which the offered warrants will be listed.

Warrants on a Stock Index or a Stock Basket

If the offered warrants are warrants on a stock index or a stock basket, the offered warrants will provide for payment of an amount in cash determined by reference to increases or decreases in the stock index or stock basket and will be listed on a national securities exchange, and the prospectus supplement will describe

•	the terms of the offered warrants,

•	the stock index or stock basket covered by the offered warrants and the market to which the stock index or stock basket relates, and

•	the national securities exchange on which the offered warrants will be listed.

Warrants on a Commodity or Commodity Index

If the offered warrants are warrants on a commodity or commodity index, the offered warrants will provide for cash settlement or delivery of the particular commodity or commodities and the offered warrants will be listed on a national securities exchange. The prospectus supplement will describe

•	the terms of the offered warrants,

•	the commodity or commodity index covered by the offered warrants and the market, if any, to which the commodity or commodity index relates and

•	the national securities exchange on which the warrants will be listed.

Warrant Certificates

Warrant certificates may be exchanged for new warrant certificates of different denominations, may if in registered form be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Warrants to buy or sell government debt securities or a foreign currency, currency unit, currency index or currency basket, and warrants on stock indices or stock baskets or on commodities or commodity indices may be issued in the form of a single global warrant certificate, registered in the name of the nominee of the depository of the warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by us, for interests in a global warrant certificate, as described in the applicable prospectus supplement.

Prior to the exercise of their warrants, holders of warrants to purchase debt securities will not have any of the rights of holders of the debt securities purchasable upon exercise of the warrant, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities or to enforce covenants in the indenture.

Exercise of Warrants

As described in or calculable from the prospectus supplement relating to the warrants, you may exercise your warrant

•	to purchase the principal amount of debt securities at the exercise price,

•	to buy or sell the amount of government debt securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodities at the exercise price or

•	to receive such settlement value in respect of such amount of government debt securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index.

Warrants may be exercised at any time up to 3:00 P.M. New York time on the date described in the prospectus supplement relating to such warrants or as may be otherwise described in the prospectus supplement. After that time on that date, or a later date to which the date may be extended by us, unexercised warrants will become void.

If there are no restrictions or additional requirements described in the prospectus supplement, you may exercise warrants by delivering to the warrant agent

•	the properly completed and duly executed warrant certificate and

•	payment as provided in the prospectus supplement of the amount required to purchase the debt securities, or, except in the case of warrants providing for cash settlement, payment for or delivery of the government debt securities or currency, currency unit, currency index, currency basket, stock index, stock basket, commodity or commodities index as the case may be, purchased or sold upon the exercise of the warrant.

Warrants will be deemed to have been exercised upon receipt of the warrant certificate and any payment, if applicable, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. We will, as soon as possible, issue and deliver the debt securities purchasable upon exercise, or buy or sell the government debt securities or currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodities or pay the settlement value in respect of the warrants. If you exercise fewer than all of the warrants represented by the warrant certificate, you will receive a new warrant certificate for the remaining amount of the warrants.

PLAN OF DISTRIBUTION

General

We may sell debt securities and/or warrants in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.

A prospectus supplement relating to a particular offering of debt securities or warrants may include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price of the securities from us,

•	the net proceeds to us from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities and warrants, if any, may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

In connection with the sale of debt securities and warrants, if any, underwriters may receive compensation from us or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities and warrants to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of debt securities and warrants may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter agreements under which underwriters and agents who participate in the distribution of debt securities and warrants may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of debt securities or warrants, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities and warrants from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities and/or warrants shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

No Established Trading Market

The debt securities and/or warrants, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities or warrants for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities or warrants.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS

The validity of the issuance of our securities offered by this prospectus will be passed upon for The Procter & Gamble Company by Chris B. Walther, Assistant Secretary or any Counsel, Senior Counsel or Associate General Counsel of the Company, and for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. Walther or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters may rely as to matters of Ohio law upon the opinion of Mr. Walther or other counsel for the Company. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for us from time to time.

EXPERTS

The financial statements incorporated in this prospectus by reference from The Procter and Gamble Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following public reference room of the SEC:

450 Fifth Street, N.W.
Washington, DC 20549

Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.

In addition, you can obtain our reports, proxy statements and other information about Procter & Gamble at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Cincinnati Stock Exchange, 400 LaSalle Street, 5th Floor, Chicago, Illinois 60605.

The SEC allows us to “incorporate by reference” into this document the information which we filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for our fiscal year ended June 30, 2003; and

•	Our Quarterly reports on Form 10-Q for the periods ended September 30, 2003 and December 31, 2003.

In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information filed in response to Items 402(i), (k) and (l) of Regulation S-K) until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. Furthermore, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and before the date of effectiveness of the registration statement are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into the filing), at no cost, by writing us at the following address or telephoning us at (513) 983-8697 between 8:00 a.m. and 5:00 p.m., Eastern Standard Time:

The Procter & Gamble Company
Attn: Linda D. Rohrer, Assistant Secretary
1 Procter & Gamble Plaza
Cincinnati, Ohio 45202-3315

You may also get a copy of these reports from our website at http://www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

PRINCIPAL OFFICE OF

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
U.S.A.

TRUSTEE

The Bank of New York Trust Company, N.A.
(as successor-interest to J.P. Morgan Trust Company,
National Association), as trustee
Institutional Trust Services
2 North LaSalle Street, Suite 1020
Chicago, IL 60602
U.S.A.

LONDON PAYING AND TRANSFER AGENT

The Bank of New York
One Canada Square
London, E14 5AL
England

IRISH PAYING AGENT

BNY Fund Services (Ireland) Limited
Guild House, Guild Street, IFSC
Dublin 1
Ireland

IRISH LISTING AGENT

Goodbody Stockbrokers
Ballsbridge Park
Dublin 4
Ireland

LEGAL ADVISORS

To the Company:	To the Underwriters:

Susan S. Whaley, Esq. One Procter & Gamble Plaza Cincinnati, Ohio 45202 U.S.A.	Fried, Frank, Harris, Shriver & Jacobson (London) LLP 99 City Road London EC1Y 1AX England

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Independent Registered Public Accounting Firm
Suite 1900
250 East Fifth Street
Cincinnati, Ohio 45201
U.S.A.

The Procter & Gamble Company

€1,500,000,000 4.500% Notes due 2014

€1,000,000,000 4.875% Notes due 2027

PROSPECTUS SUPPLEMENT

Joint Bookrunners
Deutsche Bank
Goldman Sachs International
JPMorgan
Morgan Stanley

Joint Lead Manager
Merrill Lynch & Co.

Senior Co-Managers

ABN AMRO
Citigroup
HSBC

Co-Managers

(2014 Notes)

Credit Suisse
ING Wholesale Banking
RBC Capital Markets
The Royal Bank of Scotland

(2027 Notes)

Banc of America Securities Limited
Banc Bilbao Vizcaya Argentaria, S.A.
Mitsubishi UFJ Securities
TD Securities

May 3, 2007